                                UNISON SOFTWARE, INC.

                                 EMPLOYMENT AGREEMENT


    This Agreement is entered into as of August 16, 1996 (the "Effective Date"), by and between Unison Software, Inc., a Delaware corporation (the "Company"), and Dominic Gattuso, Jr. (the "Executive").

    WHEREAS, the Company desires to employ the Executive and the Executive desires to accept employment with the Company on the terms and conditions set forth below;

    NOW, THEREFORE, in consideration of the foregoing recital and the respective covenants and agreements of the parties contained in this document, the Company and the Executive agree as follows:

    1.   EMPLOYMENT AND DUTIES.

         (a) The Executive shall be employed as Chief Operating Officer and President of the Company, reporting to the Chief Executive Officer of the Company and assuming and discharging such responsibilities as are set forth for the Chief Operating Officer and President in the Company's bylaws from time to time in effect, and such other duties and responsibilities as the Chief Executive Officer may from time to time reasonably assign to the Executive, in all cases to be consistent with the Executive's office and position. The Executive shall perform faithfully the executive duties assigned to him to the best of his ability. After the Executive commences employment with the Company, the Board of Directors shall appoint the Executive to serve as a director of the Company and shall include the Executive as one of management's slate of nominees in the election of directors at the next annual meeting of stockholders. The Executive shall serve as a director without additional compensation.

         (b) The Executive's employment with the Company will be on an at-will basis, and the Company will have the right, exercisable by written notice to the Executive, to terminate the Executive's employment immediately at any time, with or without cause. If the Executive's employment terminates for any reason , the Executive shall not be entitled to any payments, benefits, damages, awards or compensation, except as provided in paragraph 1(c) below or under applicable law; provided, however, that nothing herein shall affect the Executive's right to receive any normal termination benefits available to similarly situated employees under regular Company policies and procedures, including without limitation, the right to exercise all stock options to the extent vested as of termination and in accordance with their terms, the payment for accrued but unused vacation and, the payment of all earned but unpaid bonuses.

         (c) If the Executive's employment with the Company is terminated by the Company without Cause (excluding terminations by reason of death, Disability or voluntary resignation), then the Company shall pay to the Executive, until the earlier of (i) six (6) months following such termination or (ii) the Executive accepting a full-time employment position with another employer, a monthly termination payment equal to the Executive's average monthly base salary over the twelve (12) months (or such lesser period as the Executive may have been employed by the Company) preceding such termination (without giving effect to any bonuses or other incentive compensation). In addition, the Company shall continue to provide the Executive and his dependents with their existing medical benefits as of termination for the duration of the period in which payments are made under this paragraph 1(c).

         (d) For purposes of paragraph 1(c) above, "Cause" shall mean (i) the willful failure by the Executive to substantially perform his material duties within 10 days after written demand for such performance is delivered to the Executive by the Board, (ii) the Executive's systematic and continuous failure to follow reasonable policies or directives established by the Board,
(iii) willful, bad faith or grossly negligent conduct that is detrimental to the Company, or (iv) the conviction of the Executive of any crime involving the property or business of the Company.

         (e) For purposes of paragraph 1(c) above, "Disability" shall mean that the Executive, at the time notice of termination is given, has been unable to substantially perform his duties under this Agreement for a period of not less than three (3) consecutive months as the result of his incapacity due to physical or mental illness. In the event that the Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of termination shall automatically be deemed to have been revoked.

    2. BASE SALARY. In consideration of the Executive's services, the Executive shall be paid an initial base salary (the "Base Salary") at the rate of $200,000 per year, to be paid in monthly installments in accordance with the Company's standard payroll practices. This Base Salary shall be reviewed by the Board on the same basis as the Board shall review the compensation of other executive officers of the Company.

    3.   BONUS.

         (a) For fiscal 1997, the Executive shall be eligible to receive bonus compensation (the "Bonus") according to the following criteria:

              (i) Executive shall be eligible for quarterly bonuses of twenty-five thousand dollars ($25,000) per fiscal quarter (prorated for the first fiscal quarter) if operating profit for such fiscal quarter equals or exceeds 100% of the budgeted operating profit for such fiscal quarter contained in the Company's budget for fiscal 1997 as of the date hereof, as presented to you (the "Budget"). The Company must achieve 100% of budgeted operating profit in a given fiscal quarter for a bonus to be payable under this paragraph 3(a)(i) for such quarter. Any amount less than 100% will result in no bonus for that quarter. These bonuses shall be payable in accordance with the Company's normal payroll practices, within 30 days after the end of the applicable period, or as otherwise agreed upon by the Board of Directors and the Executive.

              (ii) In addition to the amount payable under paragraph 3(a)(i), if operating profit for fiscal 1997 equals or exceeds 100% of the budgeted operating profit in the Budget, Executive shall be eligible for an annual bonus determined as follows:

                   (A) 5% of the amount by which actual fiscal 1997 operating profit exceeds budgeted operating profit, up to a maximum excess of $2,000,000 (i.e., a maximum bonus amount under this paragraph 3(a)(ii)(A) of $100,000), plus

                   (B) 6% of the amount by which actual fiscal 1997 operating profit exceeds the sum of (1) budgeted operating profit plus (2) $2,000,000 plus (3) the bonus amount payable pursuant to paragraph 3(a)(ii)(A), up to a maximum excess of $2,000,000 (i.e., a maximum bonus amount under this paragraph 3(a)(ii)(B) of $120,000), plus

                   (C) 7% of the amount by which actual fiscal 1997 operating profit exceeds the sum of (1) budgeted operating profit plus (2) $4,000,000 plus (3) the bonus amounts payable pursuant to paragraphs 3(a)(ii)(A) and 3(a)(ii)(B).

Such annual bonus, if any, shall be payable upon release of the Company's audited financial statements for fiscal 1997.

         (b) For subsequent fiscal years, it is the parties intention that the Executive's bonus compensation amounts and the financial criteria upon which they shall be based shall be generally comparable to the foregoing, subject to mutual determination and review by the Board in consultation with the Executive.

    4.   STOCK OPTION.

         (a) NONSTATUTORY STOCK OPTION. Subject to action by the Board of Directors, upon the commencement of the Executive's employment, the Company shall grant the Executive a nonstatutory stock option (the "Option") to purchase one hundred sixty-one thousand, seven hundred sixty (161,760) shares of the Company's common stock (the "Shares") at the closing market price on the date of grant. The Option shall vest as described in paragraph 4(b) below and shall be subject to such other terms and conditions as are described in paragraphs 4(c), 4(d) and 4(e) below.

         (b) VESTING. Subject to the provisions for accelerated vesting upon a Change of Control in paragraph 4(d) below, forty thousand, four hundred forty (40,440) of the Shares shall vest and become exercisable on the anniversary of the Effective Date each year thereafter, so that all of the Shares shall be vested and exercisable four years after the Effective Date.

         (c) OPTION PROVISIONS. The option shall be subject to the terms and condition of an option agreement between the Executive and the Company and the terms of this Employment Agreement. The Option shall be granted outside of any of the Company's stockholder-approved equity compensation plans. Accordingly, the grant of the Option may be treated as a "purchase" for purposes of Section 16 of the Securities Exchange Act of 1934 and matchable against any "sales" within six months of the date of grant.

         (d)  CHANGE OF CONTROL.

              (i) Subject to paragraph 4(e) below, in the event of a Change of Control (defined below), the vesting of the unvested portion, if any, of the Option shall automatically accelerate, and the Executive shall have the right to exercise all or any portion of the Option, in addition to any portion of the Option exercisable prior to such event, according to the following schedule:

                   a. If the Change of Control occurs prior to the end of the first twelve months of the Executive's employment with the Company, fifty percent (50%) of the unvested portion of the Option shall thereupon become vested and exercisable by the Executive.

                   b. If the Change of Control occurs on or after the first anniversary of the commencement of the Executive's employment with the Company, all of the unvested portion of the Option shall thereupon become vested and exercisable by the Executive.

              (ii) For purposes of this Agreement, the term "Change of Control" shall mean the occurrence of any of the following events:

                   a. Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (other than the Company, a Company subsidiary or a Company employee benefit plan, including any trustee of such a plan acting as trustee), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then-outstanding securities entitled to vote generally in the election of directors; or

                   b. The consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

                   c. The consummation of a sale or disposition by the Company of all or substantially all the Company's assets.

         (e) CERTAIN BUSINESS COMBINATIONS. In the event that (i) it is determined by the Board of Directors, upon receipt of a written opinion of the Company's independent public accountants, that the enforcement of paragraph 4(d) hereof would preclude accounting for any proposed business combination of the Company involving a Change of Control as a pooling of interests, and (ii) it is also determined by the Board that such accounting treatment for such a proposed business combination would be in the best interests of the Company's stockholders, such paragraph shall be null and void.

    5.   BENEFITS; EXPENSES.

         (a) The Executive shall be permitted, to the extent eligible, to participate in any group medical, dental, life insurance and disability insurance plans, equity compensation plans or similar benefit plans of the Company that are available to other comparable employees. Participation in any such plan shall be consistent with the Executive's rate of compensation to the extent that compensation is a determinative factor with respect to coverage under any such plan.

         (b) The Company shall reimburse the Executive for all reasonable business and travel expenses actually incurred or paid by the Executive in the performance of his services on behalf of the Company, in accordance with the Company's expense reimbursement policy as from time to time in effect.

    6. OTHER ACTIVITIES. The Executive shall devote substantially all of his working time and efforts during the Company's normal business hours to the business and affairs of the Company and its subsidiaries and to the diligent and faithful performance of the duties and responsibilities assigned to him pursuant to this Agreement, except for vacations, holidays and sickness. Notwithstanding the foregoing, the Executive may devote a reasonable amount of his time to civic, community, or charitable activities and, with the prior written approval of the Board of Directors, may serve as a director of other corporations and engage in other types of business or public activities not expressly mentioned in this paragraph.

    7. COVENANT NOT TO SOLICIT. Beginning with the Executive's termination of employment with the Company and for a period of one (1) year thereafter, the Executive agrees that he will not

         (i) solicit, encourage, or take any other action which is intended to induce any other employee of the Company to terminate his employment with the Company, or

         (ii) interfere in any manner with the contractual or employment relationship between the Company and any such employee of the Company.

The foregoing shall not prohibit the Executive or any entity with which the Executive may be affiliated from hiring a former employee of the Company, provided that such hiring results exclusively from (i) such employee's affirmative response to a general recruitment effort carried out through a public solicitation or a general solicitation or (ii) an unsolicited approach by such employee to the Executive.

    8. PROPRIETARY INFORMATION AGREEMENT. Upon commencement of the Executive's employment, the Executive will sign the Company's standard employee proprietary information agreement.

    9. SUCCESSORS. The Company shall require any successor or assignee, in connection with any sale, transfer or other disposition of all or substantially all of the Company assets or business, whether by purchase, merger, consolidation or otherwise, expressly to assume and agree to perform the Company's obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company," as used in this Agreement, shall mean the Company as defined above and any successor or assignee to the business and assets which by reason hereof becomes bound by the terms and provisions of this Agreement.

    10. RIGHT TO ADVICE OF COUNSEL. The Executive acknowledges that he has had the opportunity to consult with counsel and is fully aware of his rights and obligations under this Agreement.

    11. ABSENCE OF CONFLICT. The Executive represents and warrants that his employment by the Company as described herein shall not conflict with and will not be constrained by any prior employment or consulting agreement or relationship.

    12. WAIVER. Failure or delay on the part of either party hereto to enforce any right, power, or privilege hereunder shall not be deemed to constitute a waiver thereof. Additionally, a waiver by either party or a breach of any promise hereof by the other party shall not operate as or be construed to constitute a waiver of any subsequent waiver by such other party.

    13. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

    14. ARBITRATION. Any claim, dispute or controversy arising out of this Agreement, the interpretation, validity or enforceability of this Agreement or the alleged breach thereof shall be submitted by the parties to binding arbitration pursuant to the rules then in effect of the American Arbitration Association in Santa Clara County, California; provided, however, that this arbitration provision shall not preclude the Company from seeking injunctive relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or confidential and proprietary information. All costs and expenses of arbitration or litigation, including but not limited to attorneys fees and other costs reasonably incurred by the Executive, shall be paid by the party who shall not prevail in the arbitration, all as conclusively determined by the arbitrators. Judgment may be entered on the award of the arbitration in any court having jurisdiction.

    15. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to agreements made and to be performed entirely within such state.

    16. INTEGRATION. This Agreement and any written Company plans and agreements that are referenced herein represent the entire agreement and understanding between the parties as to the subject matter hereof and supersede all prior or contemporaneous agreements, whether written or oral. No waiver, alteration, or modification, if any, of the provisions of this Agreement shall be binding unless in writing and signed by duly authorized representatives of the parties hereto.

    17. VOLUNTARY EXECUTION; CONFLICT WAIVER. The Executive has had the opportunity to receive independent legal counsel regarding this Agreement, which was drafted by the Company's counsel. The Executive is signing this Agreement knowingly and voluntarily. The Company and the Executive acknowledge that Wilson, Sonsini, Goodrich & Rosati ("WSGR") has acted as counsel to the Company in negotiating this Agreement and will continue to serve as the Company's general counsel in the future, acknowledge that each has received full disclosure of any potential conflict of interest which may result from such representation, and knowingly and voluntarily waive any such conflict of interest.

    18. COUNTERPARTS. This Agreement may be executed in counterparts, which together will constitute one instrument.


EXECUTIVE                              UNISON SOFTWARE, INC.


 /s/ Dominic Gattuso Jr.               By:  /s/ Don H. Lee
- - ----------------------------------        -------------------------------
Dominic Gattuso Jr.

                                       Title: Chief Executive Officer
                                              ---------------------------

 CONSENT OF SPOUSE: I hereby consent to this Agreement for purposes of any community property interest I may have in the foregoing arrangements. I have had the opportunity to seek independent counsel with regard to this consent and knowingly and voluntarily waive the right to such counsel.



 /s/Joan R. Reagan                                              August 19,1996
- - ---------------------------------------------------------       ---------------
Signature of Spouse                                             Date Signed


Joan R. Reagan
- - ----------------------------------------------------------
Printed Name of Spouse